Exhibit 10.1

SATISFACTION AND DISCHARGE OF INDEBTEDNESS PURSUANT TO UNDERWRITING AGREEMENT DATED DECEMBER 10, 2021

April 26, 2024

This Satisfaction and Discharge of Indebtedness (this “Satisfaction and Discharge”) is made and entered into to be effective as of April 26, 2024, by and between BURTECH ACQUISITION CORP., a Delaware corporation (the “Company”) and EF HUTTON LLC, as Representative of the several Underwriters (“EF Hutton”), referred to as “EF Hutton, division of Benchmark Investments, LLC” in the Underwriting Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and EF Hutton are parties to an Underwriting Agreement, dated December 10, 2021 (the “Underwriting Agreement”);

WHEREAS, pursuant to the Sections 1.3 and 3.15 of Underwriting Agreement, an aggregate principal sum of $10,062,500 (as the result of the exercise of the Over-Allotment Option by the Underwriters) (such amount, the “Deferred Underwriting Commission”) shall be payable to EF Hutton upon the consummation of the Company’s initial business combination, and the Company agreed that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to EF Hutton.

WHEREAS, on December 22, 2023, the Company announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blaize, Inc., a Delaware corporation (“Blaize”), BurTech Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and solely for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company, pursuant to which Merger Sub will merge with and into Blaize, whereupon the separate corporate existence of Merger Sub will cease and Blaize will be the surviving company and continue in existence as a direct, wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

WHEREAS, at the closing of the Business Combination (the “Closing”), the Deferred Underwriting Commission to EF Hutton would be immediately due and payable.

WHEREAS, the Company has requested of EF Hutton that, in lieu of the Company tendering the full amount of the Deferred Underwriting Commission, EF Hutton accept cash of an aggregate sum of $1,500,000, payable at the Closing, in full and final payment and satisfaction of the Deferred Underwriting Commission.

WHEREAS, in lieu of collecting the full amount of the Deferred Underwriting Commission in cash at the time of the Closing, EF Hutton hereby agrees to accept, as full payment and satisfaction of the Deferred Underwriting Commission, the Cash Payment on the date of the Closing.

Except as expressly set forth herein, for clarity, this Agreement is not intended to, and shall not serve to affect, modify or amend the Underwriting Agreement.

NOW THEREFORE, in exchange for mutual covenants and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Satisfaction and Discharge, agree as follow:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1	Notwithstanding anything contained in the Underwriting Agreement to the contrary, EF Hutton shall acknowledge the satisfaction and discharge of the Deferred Underwriting Commission and shall acknowledge that the Company’s obligations to pay the Deferred Underwriting Commission in its entirety under the Underwriting Agreement have automatically been satisfied and discharged, if on the Closing the Company wires or causes to be wired One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cash Payment”) to the bank account of EF Hutton (pursuant to the wire instructions provided by EF Hutton in writing to the Company in advance of the Closing).

1.2	Upon delivery of the Cash Payment in accordance with Section 1.1 above, any obligations pursuant to the Underwriting Agreement to deliver to EF Hutton the Deferred Underwriting Commission shall be automatically discharged and satisfied.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1	This Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York, without reference or regard to its principles of conflicts of law except Sections 5-1401 and 5-1402 of New York General Obligations Law if applicable.

2.2	This Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, EF Hutton and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

EF HUTTON LLC

By:	/s/ Gaurav Verma
Name: Gaurav Verma
Title: Managing Director/Head of SPACs

BURTECH ACQUISITION CORP.

By:	/s/ Shahal Khan
Name: Shahal Khan
Title: Chief Executive Officer

[Signature Page to the Satisfaction and Discharge]